As filed with the Securities and Exchange Commission on July 22, 2024

Registration No. 333-231258

Registration No. 333-228338

Registration No. 333-228337

Registration No. 333-228340

Registration No. 333-239228

Registration No. 333-264537

Registration No. 333-266524

Registration No. 333-279037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendments to

REGISTRATION STATEMENT ON FORM S-8 NO. 333-231258
REGISTRATION STATEMENT ON FORM S-8 NO. 333-228338

REGISTRATION STATEMENT ON FORM S-8 NO. 333-228337
REGISTRATION STATEMENT ON FORM S-8 NO. 333-228340

REGISTRATION STATEMENT ON FORM S-8 NO. 333-239228
REGISTRATION STATEMENT ON FORM S-8 NO. 333-264537

REGISTRATION STATEMENT ON FORM S-8 NO. 333-266524
REGISTRATION STATEMENT ON FORM S-8 NO. 333-279037

UNDER

THE SECURITIES ACT OF 1933

The Midstream Company LLC*

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania (Address of principal executive offices)	99-1816354 (I.R.S. Employer Identification No.) 15222 (Zip Code)

Equitrans Midstream Corporation Employee Savings Plan

Equitrans Midstream Corporation 2018 Long-Term Incentive Plan

Equitrans Midstream Corporation Directors’ Deferred Compensation Plan

Equitrans Midstream Corporation Employee Stock Purchase Plan

Equitrans Midstream Corporation Amended and Restated Directors’ Deferred Compensation Plan

Equitrans Midstream Corporation 2024 Long-Term Incentive Plan
(Full title of the plans)

William E. Jordan

Executive Vice President, General Counsel and Corporate Secretary
EQT Corporation

625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222

(Name and address of agent for service)

(412) 553-5700

(Telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C.
Lanchi D. Huynh
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

*	On July 22, 2024, as a result of the Merger (as defined and described in the Explanatory Note below), The Midstream Company LLC became Equitrans Midstream Corporation’s successor-in-interest. Equitrans Midstream Corporation’s state of incorporation was Pennsylvania, and its I.R.S. Employer Identification Number was 83-0516635.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the Post-Effective Amendments), filed by The Midstream Company LLC, a Delaware limited liability company (the Registrant), with the Securities and Exchange Commission (the SEC), relate to the following Registration Statements on Form S-8 (collectively, each as amended as of immediately prior to the filing of these Post-Effective Amendments, the Registration Statements):

•	Registration Statement on Form S-8 (No. 333-231258), filed by Equitrans Midstream Corporation (Equitrans) with the SEC on May 7, 2019;

•	Registration Statement on Form S-8 (No. 333-228338), filed by Equitrans with the SEC on November 9, 2018;

•	Registration Statement on Form S-8 (No. 333-228337), filed by Equitrans with the SEC on November 9, 2018, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on May 1, 2024;

•	Registration Statement on Form S-8 (No. 333-228340), filed by Equitrans with the SEC on November 9, 2018;

•	Registration Statement on Form S-8 (No. 333-239228), filed by Equitrans with the SEC on June 17, 2020, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on May 1, 2024;

•	Registration Statement on Form S-8 (No. 333-264537), filed by Equitrans with the SEC on April 28, 2022;

•	Registration Statement on Form S-8 (No. 333-266524), filed by Equitrans with the SEC on August 4, 2022; and

•	Registration Statement on Form S-8 (No. 333-279037), filed by Equitrans with the SEC on May 1, 2024.

On July 22, 2024, pursuant to the Agreement and Plan of Merger, dated as of March 10, 2024, by and among EQT Corporation (EQT), Humpty Merger Sub Inc., an indirect wholly owned subsidiary of EQT (Merger Sub), Humpty Merger Sub LLC, an indirect wholly owned subsidiary of EQT (LLC Sub), and Equitrans, Merger Sub merged with and into Equitrans (the First Merger), with Equitrans surviving as an indirect wholly owned subsidiary of EQT (the First Step Surviving Corporation), and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation merged with and into LLC Sub (the Second Merger and, together with the First Merger, the Merger), with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT. Upon completion of the Merger, LLC Sub was renamed The Midstream Company LLC. As a result of the Merger, The Midstream Company LLC is Equitrans’ successor-in-interest.

In connection with the completion of the Merger, the Registrant (as Equitrans’ successor-in-interest) terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by Equitrans in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Registrant (as Equitrans’ successor-in-interest) hereby removes from registration, by means of these Post-Effective Amendments, all of such securities of the Registrant registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on July 22, 2024.

THE MIDSTREAM COMPANY LLC
(as successor-in-interest to Equitrans Midstream Corporation)

By:	/s/ Jeremy T. Knop
Name:	Jeremy T. Knop
Title:	Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign these Post-Effective Amendments to the Registration Statements.